Exhibit 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, Anne S. Drapeau, do hereby make, constitute and appoint, the Secretary and Treasurer of Iron Mountain Incorporated, as of this date being, respectively, Ernest W. Cloutier and John P. Lawrence, and the Assistant Secretaries of Iron Mountain Incorporated, as of this date being, Garry B. Watzke and Sarah Cammarata, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts which I could do in connection with any filings required by Section 16 of the Securities Exchange Act of 1934, including, without limitation, the preparation, signing and filing of Forms 3, 4 and 5 (“Section 16 Filings”).

Among the powers granted to my attorney-in-fact are:

To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16 Filings and the powers granted to him/her by these presents.

This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 1st day of November, 2013.

/s/ Anne S. Drapeau
Name: Anne S. Drapeau

COMMONWEALTH OF MASSACHUSETTS	)
) ss.
COUNTY OF SUFFOLK	)

Then personally appeared, before me, the aforesaid Anne S. Drapeau, who to me, acknowledged that the foregoing was her free act and deed,

Before me,

/s/ Patricia M. Teopaco
Notary Public

My Commission Expires:	October 17, 2014

[SEAL]